Exhibit 99.1

Contacts:
News Media		Investors
Neal Johnson	Victoria Busch	Doug Fischer
1-309-677-5284	1-618-346-1286	1-314-554-4859

Reliability Drives Need for Ameren Illinois Utilities Rate Increases,
Today’s Request Would Increase Delivery Rates in Mid-2010
Emphasis on Providing Reliable, Safe Energy Delivery System

Peoria, Ill., (June 5, 2009) – Today, the Ameren Illinois Utilities (AmerenCIPS, AmerenCILCO, AmerenIP – subsidiaries of Ameren Corporation [NYSE: AEE]) – took action to insure the utilities will continue to have the resources needed to provide a reliable, safe energy delivery system by requesting the Illinois Commerce Commission (ICC) to approve delivery service rate increases that are not expected to take effect before May 2010.

“Customers rely on us to provide safe, efficient and reliable energy delivery service, as well as respond quickly and effectively to outages caused by storms and to repair damage caused to natural gas lines,” said Scott A. Cisel, president and chief executive officer of the Ameren Illinois Utilities (AIU).

“We understand today’s economic challenges are affecting the people, businesses and industries we serve as well as our own organization. We recognize that any rate increase will be cause for concern. However, be assured that our proposed rate increases are necessary to provide the essential financial resources to meet our obligations to our customers.

“We have strived to minimize the financial impact of the delivery service rate increases on our customers by significantly reducing our own operating costs without sacrificing our commitment to reliability and safety.

“Because we are committed to openness and transparency, we are trying a new way of communicating rate information to our customers. The effect of the proposed delivery service rates on residential customers will be printed on bills for a one-month period, beginning in August. Furthermore, by visiting our Web site or calling customer service, our customers will be able to see how the new rates affect their bills for a full year,” Cisel said.

Reliable Energy Delivery Service: The Ameren Illinois Utilities are continually working to maintain and strengthen their 46,000-mile electric distribution system and 18,000-mile natural gas distribution system to meet customer needs today and tomorrow.

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To help meet the growing demand for energy while improving the reliability of the AIU distribution system, 77 percent – more than $173 million – of the $226 million rate increase request represents costs associated with the construction, operation and maintenance of the energy distribution system and the people who directly serve the customers.

Under the proposed rate plan, AmerenCIPS residential customers who use 10,000 kilowatt-hours (kWhs) of electricity a year will pay $59 more per year, however, those AmerenCIPS customers in the Metro East area will pay $65 more per year; AmerenCILCO customers will pay $64 more per year and AmerenIP customers will pay $97 more per year.

Under the new rate plan, all AmerenCIPS residential customers who use 785 therms of natural gas annually will pay $60 more per year, AmerenCILCO customers will pay $38 more per year and AmerenIP customers will pay $55 more per year.

Delivery Costs: The proposed rate increases affect the charges for delivering electricity and natural gas to customers. Delivery service rates vary between the three Ameren Illinois companies (AmerenCIPS, AmerenCILCO, AmerenIP) to reflect the actual cost of doing business at each of those companies. The actual cost of energy (electricity or natural gas) appears as a separate charge on bills. The Ameren Illinois Utilities do not earn a profit from the sale of the electricity or natural gas commodities.

Recovering Higher/Unexpected Costs: Unlike most businesses, AIU is not allowed to immediately adjust customer rates to offset higher or unexpected operating expenses. AIU must borrow money to meet essential expenses. In order to recover higher costs, AIU must file rate increase cases, which normally take 11 months to complete.

Learn the Facts: AIU is committed to openness and transparency. Therefore, the effect of the new delivery service rates on residential customer bills will be published on bills for a one-month period, beginning in August. Also, you will be able to see the annual effect on your bills by visiting our rate topic specific Web site (IllinoisRateFacts.com). Customers also may call AmerenCIPS at 1-888-789-2466, AmerenCILCO at 1-888-672-5252 or AmerenIP at 1-800-755-5000.

Lower Electric/Gas Supply Costs: Though not part of the delivery service rate increase request, Ameren Illinois Utilities customers today are paying less for the commodity electricity as a result of a sharp decline in the wholesale price of electricity announced on May 8, 2009. The new rates for electricity supply – shown as the “Electric Supply” charge on bills – mean a residential customer who uses 10,000 kWhs of electricity a year will save approximately $100 on the total annual electric bill for electricity used after June 1.

Also, the cost of the commodity natural gas paid by customers has dropped by an average of 76 cents per therm since peaking last October. The cost of natural gas supply is shown as the Gas Charge or PGA (purchased gas adjustment) on bills.

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The actual cost of energy (electricity and natural gas commodities) appears as a separate charge on customer bills. The Ameren Illinois Utilities do not profit from the sale of electricity and natural gas commodities.

Going Green: Under Illinois law, up to 4 percent of the electricity we deliver this year will come from renewable sources, primarily wind generated power. In surveys many customers have said they would like the option of being able to purchase renewable energy credits (RECs) at a modest price. Each REC represents the green attributes of 1,000 kWhs of electricity produced from renewable energy resources.

In today’s rate filings, AIU is asking the ICC to approve the Voluntary Green Program (VGP). Residential customers will have the option of contributing as little as $3 more per month to participate. AIU will use the proceeds from the program to purchase RECs on behalf of program participants. The program is strictly voluntary.

Use Less, Spend Less: Individuals and businesses alike are learning and applying the principles of energy efficiency and conservation. As your utility, we are helping you spend less on energy by using less without sacrificing personal comfort.

Launched in 2008, our Act On Energy (ActOnEnergy.com) initiative has become a primary source of energy savings information, as well as significant financial incentives for residential and business customers. By the end of our first program year, our compact fluorescent light (CFL) program could reduce residential customer electric bills by as much as $4.5 million per year, while our business programs have cut their annual electric bills by at least $4 million.

Ameren Illinois Utilities customers also have the option of enrolling in the Power Smart Pricing Program. Administered by CNT Energy, Power Smart Pricing allows customers to pay the hourly wholesale price of electricity rather than a fixed rate, giving them another tool to better manage their energy bills. For more information, visit the PowerSmartPricing.org Web site or call CNT Energy at 1-877-655-6028.

Cutting Costs: Aggressive cost containment is a priority at AIU. For example, nearly $28 million has been saved this year by postponing vehicle purchases, deferring facility construction, curtailing hiring, cutting travel and scaling back budgets.

The Ameren Illinois Utilities (AmerenCIPS, AmerenCILCO, AmerenIP) have been providing safe, reliable energy delivery service for more than a century. The Ameren Illinois Utilities deliver energy to 1.2 million electric and 840,000 natural gas customers in more than 1,200 communities within a 43,700-square-mile service territory, while helping you spend less by using less through our ActOnEnergy.com initiative.

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Forward-looking Statements

Statements in this release not based on historical facts are considered "forward-looking" and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

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regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations such as the outcome of pending AmerenCIPS, AmerenCILCO and AmerenIP rate proceedings and future rate proceedings or future legislative actions that seek to limit or reverse rate increases;

•	uncertainty as to the continued effectiveness of the Illinois power procurement process;

•	changes in laws and other governmental actions, including monetary and fiscal policies;

•	changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs in a timely fashion in light of regulatory lag;

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the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	prices for power in the Midwest, including forward prices;

•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;

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disruptions of the capital markets or other events that make the Ameren Illinois Utilities access to necessary capital, including short-term credit and liquidity, impossible, more difficult or more costly;

•	our assessment of our liquidity;

•	actions of credit rating agencies and the effects of such actions;

•	weather conditions and other natural phenomena, including impacts on our customers;

•	the impact of system outages caused by severe weather conditions or other events;

•	impairments of long-lived assets or goodwill;

•	the effects of strategic initiatives, including acquisitions and divestitures;

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the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, will be enacted over time, which could have a negative financial effect;

•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by the Ameren companies' facilities or required to satisfy energy sales made by the Ameren Illinois Utilities;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.